Exhibit 10.1

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”) is made as of May 5, 2017 by and between Wantickets RDM, LLC, a Delaware limited liability company (“Seller”), and LiveXLive Tickets, Inc., a Delaware corporation (“Buyer”). Buyer, Seller and the other parties thereto are parties to a certain Asset Purchase Agreement dated as of even date herewith (the “Purchase Agreement”). Capitalized terms used without definitions herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.          Sale and Assignment of Purchased Assets. Pursuant to the Purchase Agreement, concurrently herewith, Buyer is purchasing the Purchased Assets from Seller. In accordance with and subject to the terms and conditions set forth in the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby irrevocably sell, assign, bargain, transfer, convey and deliver unto Buyer all of its right, title, and interest in and to the Purchased Assets.

2.          Assumption of Assumed Liabilities. Pursuant to the Purchase Agreement, concurrently herewith, Buyer is assuming the Assumed Liabilities. In accordance with and subject to the terms and conditions set forth in the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer does hereby assume and agree to pay and otherwise perform when due all Assumed Liabilities.

3.          Cooperation. Buyer and Seller agree to cooperate with each other to execute and deliver such other documents and instruments and to do such further acts and things as may be reasonably requested by the other to evidence, document or carry out the sale, assignment, bargain, transfer, conveyance and delivery of the Purchased Assets and the assumption of the Assumed Liabilities and to consummate the assignments and assumptions contemplated by this Agreement.

4.          Effect of Agreement. Nothing in this Agreement shall, or shall be deemed to, modify or otherwise affect any provisions of the Purchase Agreement or affect the rights of the parties under the Purchase Agreement. In the event of any conflict between the provisions hereof and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and control.

5.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and each party’s respective successors and assigns.

6.          Governing Law. The parties acknowledge and agree that: (i) this Agreement shall be construed and interpreted pursuant to the laws of the State of New York in the United States of America without consideration to any conflict or choice of law provisions or principles; (ii) any claim, demand, action, lawsuit or other proceeding arising from, or related to, this Agreement and/or its subject matter shall be brought and determined solely in a state or federal court sitting in the County of New York in the State of New York; and (iii) each party expressly consists to the jurisdiction of the foregoing court.

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7.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale, Assignment and Assumption Agreement to be executed on the date first written above.

BUYER:

LiveXLive Tickets, Inc.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Executive Chairman

SELLER:

Wantickets RDM, LLC

By:	/s/ Joseph Schnaier
Name:	Joseph Schnaier
Title:	President and CEO

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